                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


Retirement Plan Committee
Western Digital Corporation
Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-56128) on Form S-8 of Western Digital Corporation Savings and Profit Sharing Plan of our report dated November 27, 1996, relating to the statements of net assets available for plan benefits of Western Digital Corporation Savings and Profit Sharing Plan as of June 30, 1996 and 1995 and the related statements of changes in net assets available for plan benefits for the years ended June 30, 1996 and 1995, which report appears in the June 30, 1996 annual report on Form 11-K of Western Digital Corporation Savings and Profit Sharing Plan.



                                                   KPMG PEAT MARWICK LLP
Orange County, California
December 23, 1996


                                       21